Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the end of the period covered by the Annual Report on Form 10-K of which this exhibit forms a part, the only class of securities of American Public Education, Inc. (“we” and “our”) registered under Section 12 of the Securities Exchange Act of 1934, as amended, was our common stock, $0.01 par value per share.

COMMON STOCK

The following description of our common stock summarizes provisions of our amended and restated certificate of incorporation and amended and restated bylaws and the Delaware General Corporation Law. For a complete description, refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part and to the applicable provisions of the Delaware General Corporation Law.

Authorized Common Stock

Our amended and restated certificate of incorporation authorizes 100,000,000 shares of common stock, $0.01 par value per share.

Rights of Common Stock

 Voting Rights; Dividends; Liquidation. Holders of common stock are entitled:

•to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;
•to receive dividends, which shall not be cumulative, as may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock; and
•upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Other Rights and Preferences. The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption, or sinking fund rights. The common stock is not subject to future calls or assessments by us. Except as otherwise required by law, holders of our common stock are not entitled to vote on any amendment or certificate of designation relating to the terms of any series of preferred stock if the holders of the affected series are entitled to vote on such amendment or certificate of designation under the amended and restated certificate of incorporation.

Preferred Stock. Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences, and the relative, participating, optional, or other special rights and to fix the qualifications, limitations, and restrictions of each series, including dividend rights, conversion rights, voting rights, terms of redemption, including whether the series shall have a sinking fund for the redemption or purchase of shares of that series, liquidation preferences, and the number of shares constituting any series.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effect of Our Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could make it more difficult to complete an acquisition of American Public Education by means of a tender offer, a proxy contest or otherwise.

Maximum Number of Directors.  Our amended and restated certificate of incorporation does not limit the maximum size of our board of directors.

Special Stockholder Meetings.  Our amended and restated bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our board of directors.

No Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation provides that, subject to the rights of any holders of preferred stock to act by written consent instead of a meeting, stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent instead of a meeting, unless the action to be taken by written consent of stockholders and the taking of this action by written consent has been expressly approved in advance by our board of directors. Failure to satisfy any of the requirements for a stockholder meeting could delay, prevent, or invalidate stockholder action.

Stockholder Advance Notice Procedure. Our amended and restated bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 60 days after such anniversary date, we must receive the notice not later than the later of the 90th day prior to such annual meeting or the close of business on the tenth day following the day on which we provide the notice or public disclosure of the date of the meeting.

A stockholder’s notice must contain certain information and representations specified by our amended and restated bylaws about the stockholder, its affiliates, any proposed business or nominee for election as a director and any beneficial owner on whose behalf the proposal is made, including information about the interests of the stockholder, its affiliates and any proposed nominee in us.

Undesignated Preferred Stock. Because our board of directors has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of the common stock, which could adversely affect the holders of the common stock and could discourage a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Section 203 of the Delaware General Corporation Law.  We are subject to Section 203 of the Delaware General Corporation Law, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•any merger or consolidation of the corporation with the interested stockholder;
•any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt we do not approve even if a change in control would be beneficial to the interests of our stockholders.